EXHIBIT 3.1

AMENDMENT TO TESSERA TECHNOLOGIES, INC.

AMENDED AND RESTATED BYLAWS

Dated: August 29, 2012

Pursuant to the resolutions duly adopted by the Board of Directors of Tessera Technologies, Inc., a Delaware corporation (the "Company"), effective August 29, 2012, the Amended and Restated Bylaws of the Company, as amended and restated September 14, 2011 (the "Bylaws"), are amended as follows.

Section 3.2 of the Bylaws is hereby amended by replacing the first sentence of Section 3.2 with the following: "The authorized number of directors shall be eight (8) until changed by a proper amendment to this Section 3.2."